Exhibit 23.2

March 13, 2026

The Boards of Directors

Community Savings Bank

CSB Financial Inc.

503 West Plane Street

Bethel, OH 45106

Members of the Boards:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 filed by CSB Financial Inc. with the United States Securities and Exchange Commission, as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal, our appraisal update report and our statement concerning subscription rights and liquidation rights in such Registration Statement, including the Prospectus of CSB Financial Inc., and being named as an expert in the Prospectus.

Sincerely,

FINPRO CAPITAL ADVISORS, INC.

46 East Main Street • Suite 303 • Somerville, NJ 08876 • 908.234.9398 ● www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.